                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                    JUNE       JUNE
(DOLLARS IN THOUSANDS)                              1996       1995
                                                   -------    -------

  EARNINGS:
     PRE-TAX  INCOME                                44,495     45,503
     ADD:  FIXED  CHARGES                            7,607      7,570
     LESS:  INTEREST  CAPITALIZATION                   (80)      (503)
                                                   -------    -------

                         TOTAL EARNINGS             52,022     52,570
                                                   =======    =======


  FIXED  CHARGES:
     INTEREST  EXPENSE                               6,414      6,667
     INTEREST  CAPITALIZATION                           80        503
     INTEREST  PORTION  OF RENTAL EXPENSE            1,113        400
                                                   -------    -------

                      TOTAL FIXED CHARGES            7,607      7,570
                                                   =======    =======


                         TOTAL EARNINGS             52,022     52,570


  DIVIDED  BY:
                      TOTAL FIXED CHARGES            7,607      7,570
                                                   -------    -------


                             RATIO                    6.84       6.94



NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND
      DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION. INTEREST PORTION OF RENTAL EXPENSE ARE CONSERVATIVE ESTIMATES BASED ON ACTUAL AMOUNTS FROM PRIOR YEARS.